THE SHAW GROUP

Moderator: Chris Sammons
April 5, 2007
8:00 am CT

Operator:	Ladies and gentlemen, thank you for standing by. Welcome to the Shaw Group conference call to discuss recent events. During the presentation, all participants will be in the listen only mode. Afterwards, we will conduct a question and answer session. At that time, if you have a question, please press the 1 followed by the 4 on your telephone.

If at any time during the conference, you need to reach an operator, please press star zero. As a reminder, this conference is being recorded Thursday, April 5, 2007. I would now like to turn the conference over to Chris Sammons, Vice President of Investor Relations and Corporate Communication. Please
go ahead, sir.

Chris Sammons:	Good morning everyone and thank you for joining us today. With me on the call are Jim Bernhard, Chairman, President and CEO of Shaw, and Bob Belk, Executive Vice President and Chief Financial Officer.

Before we begin our call today, I’d like to remind everyone that any statements made on this conference call today or in our press releases that express a belief, expectation or intent as well as those that are not historical facts are considered forward-looking statements and are protected under the safe harbor of the Private Securities Litigation Reform Act.

These forward-looking statements may involve a number of risks and uncertainties which may cause the company’s results to differ materially from such statements.

These risks and uncertainties include factors detailed in our SEC filings, including our Forms 10K and 10Q, and on our Web site under the heading “Forward-Looking Statements.”

In addition, as required by SEC Regulation G, a reconciliation of any non-GAAP measure mentioned during our call today to the most comparable GAAP measures will be available on our Web site at shawgrp.com under the Investor Relations section.

As usual, there will be a question and answer period after our comments this morning, and the operator will give you instructions for the Q&A. Thank you and now I’ll turn the call over to Bob Belk.

Bob Belk:	Thanks, Chris. Good morning everybody. We’re holding this conference call to discuss our recent announcement and to provide what information we can to you about our operations for the second quarter.

This morning, we announce our expectation that we will be delayed in reporting our second quarter results and that we will possibly need to restate previously reported results due the potential impact of estimated cost increases related to a project.

Additionally, our new auditors will be reviewing our fiscal 2007 financial results and to the extent required restated periods. We will delay reporting our second quarter results pending the independent review of the estimated cost on an ongoing U.S. Gulf Coast EPC petrochemical project which has a contract value of approximately $39 million.

This review is being performed to determine the amount of any error in estimated cost and reporting periods which may be affected. Present information indicates the project cost estimates could include additional charges of $7 to $12 million.

That would be $4 to $7 million after taxes or 5 to 9 cents per diluted share, and would result in a loss on the project of approximately the same amount.

We believe the estimated cost increases if verified may have been required to have been reported in the first quarter of fiscal ’07. Therefore, until the review is completed, financial statements for the first quarter of ’07 should not be relied upon.

Further, because the project began in April of ’06, it is possible that the review may reveal that reporting periods for the second half of fiscal 2006 were affected and in such event, we will evaluate any impact to prior financial statements at that time.

We’ve determined that the accounting (work of our potential restatements) and the review of our second quarter financial statements would be more efficiently performed by our new auditors.

Therefore, our new auditors will be responsible for the review of financial results for second quarter, a first quarter restatement if required and Shaw’s fiscal 2007 financial statements.

Our prior auditors have previously indicated their intent to resign following the completion of the review of our second quarter results. There were no reportable disagreements with our prior auditor on any accounting principles or practices, financial statement disclosure or auditing scope or procedures.

We expect the delay in filing our second quarter Form 10Q to be 45 to 90 days from the normal filing date of April 9, 2007. A waiver of certain covenants or bank credit agreement will be required in connection with the delay in the filing of our second quarter financial statements. We expect to receive the necessary waiver.

I will now discuss some items relating to our fiscal 2007 second quarter. However, please keep in mind that no review by external auditors has been completed with regard to this quarter.

Prior to the decision to delay filing our 10Q, we expected our reported earnings for the second quarter, excluding the results from our investment in Westinghouse, to be significantly lower than analyst consensus estimates of 34 cents, which also excludes Westinghouse results.

The primary reason for the expected lower earnings were a significant shortfall in forecasted profit in our E&I Group, a reduction in certain incentive fees, a potential impairment of certain assets, an increase in G&A expense, and an ongoing evaluation of the most appropriate amounts of anticipated recovery on some project claims.

Because of the delay in filing our second quarter Q, which introduces the potential for changes to our results due to events which may occur up to the date of our filing, as well as the fact that we will be working with our new external auditors, we cannot provide more specific results pertaining to the second quarter P&L at this time.

However, we can report the following. Our cash flow provided by Operations for the quarter was $30 point 7 million, which brings our total cash flow provided by Operations for the first half of the year to $163 million. Our cash balance on February 28 was $165 million, of which $39 point 2 million was restricted.

At February 28, we had outstanding letters of credit of $512 million. We had $39 million in outstanding borrowings under our credit facility. At the close of the quarter and as of today, we have paid down our revolver and have no amounts outstanding under our credit facility.

While the exact revenue will not be finalized until the actual filing of our Q, we expect our reported consolidated revenue for the second quarter to be in the range of $1 point 225 billion to $1 point 325 billion. There has been no change in the status of the SEC inquiry. The informal inquiry remains ongoing and we continue to fully cooperate.

Our guidance for the remainder of fiscal 2007, the third and fourth quarters, is 40 to 50 cents per diluted share on a GAAP basis and 70 to 80 cents per diluted share excluding the investment in
Westinghouse.

This amount excludes foreign currency gains and losses which are unpredictable and volatile. We expect our consolidated revenues for these two periods to be in the range of $3 billion to $3 point 2 billion.

We affirm our previous guidance for operating cash flow for total fiscal 2007 at between $300 and $350 million. And now I’d like to turn the call over to Jim who will discuss the outlook for our business.

Jim Bernhard:	Thanks, Bob. Let me give you an update on our recent bookings of backlog and we’ll update some of the work in progress and the outlook for our businesses.

Let me start with, we have a new record backlog that is over $11 billion. This backlog is approximately one and a half billion dollars in excess of what our first quarter backlog was.

The backlog of $11 billion excludes some recent announcements. The backlog of $11 billion excludes the
PSE&G merger project which is approximately $450 million which is a scrubber that will be complete in 36 months. The $11 billion backlog also excludes the recently announced Entergy Little Gypsy repowering.

We announced that yesterday. It’s a repowering project for Entergy near New Orleans. The project has a total value of approximately $1 billion. Our part will be about 50 to 60 percent $500 to $600 million of that $1 billion.

So our backlog is very, very healthy and it should continue to grow at the end of the third quarter.
Dominion project, we announced that today, which is included in the second quarter backlog, a new coal fired generating station is approximately $1 billion and expected to complete in 2010. For all practical purposes, this coal plant is a duplicate of the one we’re doing for Cleco in Alexandria, Louisiana.

We also made our Marathon refinery expansion of approximately $150 million with $100 million of that in pipe fabrication which is the largest single one I believe that we’ve ever received in the piping business, and about $40 to $50 million in engineering services. Huntsman projects, a major project that we’re underway on in Geismar, Louisiana, as well (unintelligible) were awarded during the quarter.

Let me talk a little bit here about the, our ongoing projects, our ongoing projects with the exception of the project we mentioned earlier, are running well.

Cleco, Exel, our scrubber work, about $2 point 6 billion in the field, continues to progress as expected. The outlook for our services for the fossil power industry remains very, very positive.

In addition to the projects that we have recently announced, we continue to do front-end engineering work and negotiations for several additional major coal fire plants. In addition to the previously announced projects, in addition to our backlog, we expect to announce one coal plant, an additional coal plant in the next 30 days and another coal plant in the fourth quarter. We also expect in the next 30 to 45 days to announce additional scrubber work.

In the nuclear business, it continues to progress well. We signed a structured agreement with China and the framework agreement calls, among other things, down payment, so we have to go to work on that particular project.

The AP1000 continues, in our opinion, to be the technology of choice. We’re in the process of negotiating multiple EPC contracts with domestic utilities for nuclear plants and we believe that within the next 12 months that we should have awards in that field, multiple EPC contracts for nuclear power plants.

As recently announced, Exelon and our maintenance business continues to thrive and be the maintenance company of choice, especially in the nuclear business where we maintain about half the nuclear fleet in the United States.

The energy and chemical business remains particularly strong for ethylene in addition to our recently announced engineering award for Marathon and other refinery projects remains on an uptick.

The fabrication environment continues to be extraordinarily robust, certainly the highest level of activity that I’ve seen in my business career, and we are expanding that very rapidly.

We recently announced a small acquisition of another fabrication facility. We’re expanding our existing facilities. Our backlog in this group increased over $100 million. Now it’s over $500 million, and we expect our backlog to continue on an upward trend for some time to come.

Fab and Manufacturing capabilities also include nuclear capabilities and to this day, we still remain the only certified nuclear manufacturer of fabricated piping in the country.

Our E&I division remains focused on growing its market share and we’ve had some difficulties there. We had a reduction in force of about 5% of our salaried employees during the quarter as a result of excess staff related to the Katrina work that was never fully employed after Katrina.

So we made those adjustments and are moving forward. We ended 2006 with strong momentum. Our backlog is
$11 billion which is nearly double what it was a couple years ago and the second half of the year, it looks like it continues to be more robust.

The projects that we’ve booked in the next 12 months, the next quarter and the quarters going forward, will start to kick in significant revenue and profitability as those jobs come in the field and working towards that.

So we look for our backlog to continue to rise and we look for profitability to increase as well. I’m going to turn it over to the operator if there are any questions at this time.

Chris Sammons:	Thank you, Jim. Operator, we’re ready for the Q&A, please.

Operator:	Thank you. Ladies and gentlemen, if you would like to register a question, please press the 1 followed by the 4 on your telephone. You will hear a three-tone prompt to acknowledge your request.

If your question has been answered and you would like to withdraw your registration, please press the 1 followed by the 3. If you are using a speaker phone, please lift your handset before entering your request. One moment, please, for the first question.

Our first question is coming from the line of (Ian McPherson) from Simmons and Company.

(Ian MacPherson): Hello. Good morning. Bob, I guess first I wanted to clarify your guidance for the back half of fiscal year, 40 to 50 cents on a GAAP basis. Was that for quarter in Q3 and in Q4?

Bob Belk: That’s combined Q3 and Q4.

(Ian MacPherson): Okay, combined. For the, I guess the independent review of the petrochemical project going on, I guess that project is ongoing. Will this review encompass other projects as well or is it solely contained within this particular project?

Bob Belk: The independent review is being conducted on this specific project. Obviously since its an independent review, they (unintelligible) for whatever reason, we don’t anticipate that.

(Ian McPherson): Okay. Can you give us any flavor as to what the cost overrun, if it’s more idiosyncratic to the project side or if there are systemic issues in play?

Bob Belk:	I think in this particular project, there are a
number of issues that I think probably the
underlying issue was the protest design was – the
process was redesigned I think perhaps out of an
abundance of caution to be sure that we reached
the required performance guarantees.

In addition to that, there were pretty significant
escalations in wage rates in the geographic area
(where it’s contained) and some increase in
quantity. But I think the underlying cause is
redesign of the facilitiy.

(Ian MacPherson):Okay. Thank you.

Chris Sammons:	Next question, operator.

Operator:	Thank you. Our next question is coming from the line of Jamie Cook of Credit Suisse. Please proceed with your question.

Jamie Cook:	Hi, good morning.

Bob Belk:	Good morning.

Jamie Cook:	Just for clarification, so excluding Westinghouse,
your guidance is 70 to 80 cents in the back half
of the year. You know, and then Jim, I’m sorry and
then Bob, what did you say about the second
quarter? I hopped on late – in terms of guidance.

Bob Belk:	What we said about the second quarter, and I’m
going to go back to my notes to make sure I don’t
miss speak, I said prior to the decision to delay
filing of the 10Q, we expected our (quarter)
earnings for the second quarter, excluding the
results from our investment in Westinghouse, to be
significantly lower than the analysts consensus
estimates of 34 cents.

Jamie Cook:	And driving that is this project or anything else?

Bob Belk:	Well, actually, this project, depending on where
the loss that’s determined to be properly reported
either second quarter or first quarter could have
an impact on Q2. I think some of the significant
issues we dealt with in the quarter was failure in
E&I Group to reach their forecast.

Some of that involved less new government work
than we anticipated. We also, as Jim mentioned,
are doing some significant restructuring in that
area to improve our overhead structure, and we had
some severance costs that we had to recognize
during the period.

We had incentive fees that we had some reductions
in. We had some impairment of some assets. We had
about a $3 million increase in G&A over our
anticipated amount, and we continue, we have done
an evaluation of the most appropriate amounts of
anticipated recovery on some project claims.

Jamie Cook:	Okay. And then I just guessed, you know, in terms
of this project that’s resulting in a 5 to 9 cents
in charges, where is this in terms of the
percentage of completion and how comfortable do
you feel with the other projects that you’re
working on right now that we won’t have, you know,
other cost issues?

Jim Bernhard:	Well, I mean this particular project, you know, as
tasteful as it is, is one that our process
engineers decided that we need an abundance of
caution to redesign the process which tended to
increase quantities and increase cost and increase
duration of the project. So we’re moving forward.
I mean, it was a significant job in terms of
(volume).

You know, we’re taking another review of all our
projects which we had. You know, they appear to be
moving on schedule and on budget and we, while
nothing’s certain, you know, we think that they
look in pretty good shape.

So we continue to grow at a rapid rate and we
continue to have (some surprises as) this would
be, but I believe that in forward projects that we
have and the amount of work that’s now hitting the
field, that significant income will be generated
by the company.

Jamie Cook:	Okay. And then Jim, you also mentioned you expected to win another coal fired power plant in 30 days and I think something else in the fourth quarter. Can you put a dollar amount on that?

Jim Bernhard:	I think that in the 750 to 1 billion 250 range
that we should receive a coal plant this quarter,
in the month of April, and then I think we should
receive one of the approximate same size in the
fourth quarter, and we’ll also get additional
scrubber work in the third and fourth quarter.

Jamie Cook:	Okay. And then my last question I’ll get back in
queue, I think when you guys had your last
conference call, Jim, you sort of put a dollar
amount. When you looked at opportunities, I think
there about 6.5 billion in opportunities ranging
from coal fire power plants to chemical plants.

I mean, as you look out over the next 12 months
horizon, can you just talk about the potential,
you know, the size of projects or the total size
of projects you’re bidding on, I guess? Has that
number changed?

Jim Bernhard:	You know, without trying, you know, the nuclear work has really begun to (take place). We’re in the process of negotiating major EPC contracts with multiple owners in the United States.

(Unintelligible) the number, give the number to you in addition to the rest of the business is 6.5 billion, is, you know, about right, in addition to the nuclear work.

I hesitate to give you a number because it’s (one) that we havent achieved yet, but it is very substantial.

Jamie Cook:	All right, thank you. I’ll get back in queue.

Operator:	Thank you. Our next question coming from the line of (David Yuschak) from Sanders, Morris, Harris. Please proceed with your question.

(David Yuschak): Good morning, gentlemen. On your guidance for the second half, 3 to 3.2 billion, it’s slightly higher than what I had and probably consensus. Could you give us an idea where the variances are versus what you thought you could achieve on that volume as well as what’s out there in the way of estimates, whether it’s myself or others, that it’s probably going to come in, say 20 cents on average less than what you’re currently forecasting for the second half. Give us an idea where the variances are occurring.

Bob Belk:	Well, Dave, I’m not sure exactly where they’re occurring.
You know, I think by far the biggest numbers are going to
be in our fossil power. I would think that that would be
the biggest segment. EPC continues to have robust revenue
growth.

Of course maintenance is a little bit cyclical. It would
be up one quarter and down the other, but I think that
overall, we’re just looking at that. E&I will probably be
down somewhat from our original estimates because of lack
of new bookings, but probably fossil and E&C will be a bit
higher than we’d originally forecasted.

(David Yuschak): And in both areas, are you just encountering some additional costs to set up some of these projects? Give us a sense as to how you’re treating some of these projects because a lot of this work is relatively new given the kind of growth you’ve had in the backlog.

Bob Belk:	Yeah. I think some of this, some of the projects probably that we had anticipated doing a little bit more revenue in Q2 are going to, been pushed out a little bit into third and fourth quarters.

That’s part of the growth, and certainly to the extent
that, you know, labor and/or materials have escalated, our
cost reimburseable that certainly impacts revenue
estimates, but I think like anything else, probably timing
of starting some of these projects is probably pushed a
little bit more in third and fourth quarter and just
basically better bookings and starting more projects.

(David Yuschak): So those are adding costs is what you’re saying as to why you’re not getting the profitability in the second half? Could you help clarify that with me a little bit better?

Bob Belk:	Well, I think the revenue and the forecasted profit
on that probably we’re up in both power and E&C
over what we previously thought. We have, our G&A
is going to be a little bit higher in the second
half of the year, primarily because of, just for
instance, additional audit fees, you know, given
what we’ve gone through. E&I will be off
substantially what we’d anticipated at the
beginning of the year.

Maintenance will probably be about where we thought
it would be. So I think, you know, there’s some ups
and down but certainly I think some of the
underlying costs and profitability, particularly in
E&I, is having, is pulling down our total results
somewhat.

(David Yuschak):	Okay. Thanks.

Operator:	Thank you. Our next question coming from the line of (Barry Bannister) from Stifel, Nicholas. Please –

(Robert Connors): Hi, guys. It’s actually (Robert Connors) of Stifel Nicholas. How are you? First question. It seems odd to me that a $39 million project that is less than one percent of backlog could require such a restatement, but is it sort of really a matter of the new auditor, KPMG, needing more time to perform their due diligence on Shaw Group? I mean, you guys have some pretty robust end markets and they’re just trying to get their hands around it?

Bob Belk:	Well, I think – let me just kind of explain what occurred
here and perhaps that will help. I don’t want to –
(basically) we were working on closing out our second
quarter, this particular project came to our attention and
it went from a break even project in Q1, what we reported
as a break even project, to a significant loss during the
quarter, which brought it to a pretty high level of
attention within the company.

We began to look at facts and circumstances that led to
that and bottom line, we determined that we may have had
an error in the way we reported this project in Q1, and
the magnitude as we looked at that materiality threshold,
as you know, is pretty – well, this regulatory
(environment) is fairly low, so we looked at the impact it
could have had on Q1. It looked like we likely had a
material event that occurred.

So that would be kind of just the mathematical analysis
and so forth that occurred. Once again, the present
information is that we could have anywhere from a $7 to 12
million loss, and what we’d really like now is an
independent review is having someone come in, you know,
with a cold eye so to speak and look at it and make sure a
good objective evaluation is done with all the facts and
circumstances and see where this, where this, if there was
an error and if it was, was it material and what (periods
were affected).

It’s not really so much new auditors. That obviously, you know, will have its own challenges going forward, but I don’t think this particular potential restatement is tied to that.

(Robert Connors): Okay, thanks. And as my second question, what is your current mix of backlog on, say, cost plus versus fixed price basis, and can you also give the terms of the three recently awarded Duke, Entergy and Exelon projects and were those cost plus or fixed price?

Jim Bernhard:	Okay. I can give you (a recent one). Exelon’s cost plus. Entergy is cost plus, and the Dominion is kind of a target price type of project with different categories fixed, different categories not.

Bob Belk:	The mix in the – I’m not prepared to give
exact numbers (unintelligible) from end
of last quarter, but fixed price as the
backlog is less than 40% and I’ll
probably need to defer on getting any
more specific than that until we complete
our Q.

I want to add, too, one thing I probably
should have mentioned in answer to your
last question. I think the impact of
having new auditors review the second
quarter and do the work on the first
quarter is probably a factor in the
length of time we anticipate completing
this review and getting, you know, our
second quarter filed.

Had we not had new auditors, perhaps we could have (done something in a quicker time period), but I just wanted to clarify that, that probably is an impact that the new auditors will have.

(Robert Connors):Okay. Thanks for the clarification.

Operator:	Thank you. Our next question coming from the line of (John Rogers) from DA Davidson. Please proceed.

(John Rogers): Hi, good morning. I was wondering, Jim, you talked about the market activity out there. I was wondering if you could talk a little bit more about what you see in terms of margin opportunities, really looking out over the next one and two years. I mean, we’ve seen significant higher pricing in the work that you’re winning now. And is it being offset by the higher labor costs and materials and things?

Jim Bernhard:	Higher labor cost is just a factor in just the cost. It really hasn’t had much effect on, you know, contracting work that (lawyers) will be. But yes, margins are higher – work we are booking
(unintelligible).

(John Rogers):	With the work that you’re booking now. I’m sorry. Is that what you said?

Jim Bernhard:	Yeah. I did. I’m not sure if I’m supposed to say that or not, but I said it. Those margins are –

(John Rogers):	Okay. That’s good with me.

Jim Bernhard:	(I have lawyers and accountants looking at me) but the margins have been high on the work that we’ve been recently booking, so there it is.

(John Rogers):	Okay.

Jim Bernhard:	You know, of course we have to have an abundance of caution here that we still have to concentrate on execution which we’re going to get straight, and we have our contract types as (continued to evolve) the latest power plant we got was a cost reinburseable.

(Exelon is reinbursable) (The project that – the $billion project we have with Dominion- we have some stop losses, sharing of some differing components of the projects Fabrication market is all price and effect
(at time of shipment subject to escalation of and labor, so as these contracts (unintelligible) market continues to evolve risks are being allocated to where they more appropriately need to be.

(John Rogers): And on the power projects that you’re pursuing now and expect to book over the next couple years, both coal and nuclear, are the components, I mean the large components, boilers, reactors, are those going to be purchased separately or are they going to be bought by you?

Jim Bernhard:	Both. Sometimes on these projects (they’re bought
separately, sometimes they’re purchased by us), so
about – it’s hard to say. You know, we should get two
coal plants in the next two or three months, one
we’re buying the boilers, one we’re not.

So, you know, I believe that on the nuclear plants,
certainly they will be full turnkey projects with
Westinghouse with the scope of ourselves,
Westinghouse, doing an entire scope and while we hear
a lot of nuclear and like we heard a lot of coal and
we spoke (very robustly last year) that we were going
to be booking two, three, four or five coal plants
and I think that that’s come to fruition.

We booked four and a couple more coming and we will say equally that we believe that we’ll book two, three, four, five, six, seven, eight nuclear plants in the next 12 months.

(John Rogers):	In the next 12 months? The nuclear plants?

Jim Bernhard:	Yes.

(John Rogers):	Okay. Great. Thank you.

Chris Sammons:	Next question, operator.

Operator:	Thank you. Our next question coming from the line of (Brian Chin) from Citigroup. Please proceed.

(Brian Chin): Hi. You made some comments about how analyst expectations in the second half of ’07 seemed to be a little high versus some of the events that have happened. Do you expect some of those events to spill over into ’08 versus analyst expectations?

Bob Belk:	Well, I think, I didn’t really comment on analyst expectations in the second half of ’07. I was referring to the second quarter, our second quarter of ’07.

The guidance we’ve given for the third and fourth quarter
of ’07, I’m not sure exactly what the analyst expectations
are during that period, but we’ve given you what we think
is our best view of what the (EPS would be for those two
quarters).

I don’t, you know, I think, certainly on the issue that we’ve announced today as far as this (independent) review on this project, I don’t expect it to have any spillover into third or fourth quarter.

It’s something that’s been captured in the second quarter
and brought our attention to the first quarter. As I said,
it could go back to the third quarter, but I think that
the cost estimates and so forth that we have performed to
date will be adequate to carry the project to completion.

(Brian Chin): Thanks for clarifying that and also, can you give an update on the Mirant Scrubber contract, how that’s proceeding?

Chris Sammons:	An update on the merit scrubber?

(Brian Chin):	Yes.

Jim Bernhard:	As expected.

(Brian Chin):	Thank you.

Chris Sammons:	Next question, operator?

Operator:	Thank you. Ladies and gentlemen, as a reminder, to
register for a question, please press the 1 followed
by the 4. Our next question coming from the line of
(Hasan Doza) from Luminous Management. Please proceed
with your question.

(Hasan Doza): Hi, Bob. Can I just follow-up on the guidance one more time? You had mentioned excluding Westinghouse for the second half of the year, 70 to 80 cents. I just wanted to compare that against your original ’07 guidance which was 130 to 160. Are those two numbers apples to apples in terms of excluding Westinghouse?

Bob Belk: Yes.

(Hassan Doza): Okay. So in the first quarter, you guys reported 20 cents excluding Westinghouse. You guys were guiding 70 to 80 for the second half excluding Westinghouse and your full-year guidance is 130 to 160 and we’re just not sure about the second quarter. Is that kind of the apples to apples numbers?

Bob Belk:	Well let me, I’m not sure if it’s exactly what I want to say, but I think the (facts are).

(Hassan Doza):	Okay.

Bob Belk:	I think the 70 to 80 cents estimate for the second half of the year is our best estimate at this time. I do not think that adding first quarter, second quarter to that would get you to $1.30, $1.60.

(Hassan Doza): Okay. Okay. But the $1.30 to $1.60 is a right comparison because it does exclude Westinghouse.

Bob Belk:	Yeah, and I’ll just, you know, as I’ve said before, some of the issues that we’ve dealt with I guess, and that will, I guess, continue to impact third and fourth quarter.

I think the biggest driver on that is our continued
weakness in our E&I business segment. I don’t think we’re
going to achieve, we have not achieved the first half of
the year results that we had anticipated and I don’t think
that we will.

We factored that into our third and fourth quarter guidance, that, you know, it was up to each business unit, and reevaluate what we think will come out.

(Hasan Doza): Got you. That was the question I was going to ask you. If you look at the short, if you look at the variance between your full-year guidance and the second half of the year, is E&I the main reason? Like, is that like a revenue shortfall and a margin shortfall already you guys foresee?

Bob Belk:	I tend to think that, and we’ve also, our maintenance
division has not done quite as well, but I think the big
driver is E&I from a dollar standpoint and as Jim
mentioned, we are taking measures there to (right size)
our organization.

We’ve had some restructuring there to make sure that we’re
properly manned with overhead and so forth to do the work
that we do have, so we’re beginning to see some positive
results from that recovery plan.

(Hasan Doza): And you also mentioned you expect G&A to be a little higher in the second half of the year?

Bob Belk: I’m sorry. Say that again. I’m sorry.

(Hassan Doza): You also mentioned that you expect that G&A to be higher during the second half of the year?

Bob Belk: We are – yeah, probably a little bit higher. As I said, the drivers on that is some of the(admininstrative expenses relating to new auditors, as well as strenghting some of our internal controls and just cost of living, probably some of the insurance, (unintelligible) and so forth, are a little bit higher than we’d anticipated at the beginning of the year.

(Hasan Doza): Bob, can I ask you one question about the time frame between, up to 90 days? I mean, is it only the one contract of $39 million that’s causing this possible three-month delay? I mean, is that the main driver of why it could take three months to file the results?

Bob Belk:	Well, number one, I guess three months is our outside
estimate and assuming that this, whatever is determined by
independent review is limited to the first quarter, we are
hopeful that we may get it done quicker than that.

But to that regard, we have to do our independent review,
get Q1 or any other (prior period) properly accounted for.
We have to have our new auditors, KPMG, come in and do
sufficient work so that they can take responsibility for
reviewing both the first and second quarters, and that,
you know, they’ve got to do what they’ve got to do to get
the quality assurance they need to sign off on those
periods.

So they’re obviously all motivated to get it done as quickly as they can, but there’s only so much we can do to speed the process.

(Hasan Doza): Two quick questions on the backlog. One is the Exelon contract for $700 million and the China contract which was expected to be about $1 billion, your opportunity with Westinghouse, are those two included in this $11 point 1 billion backlog number?

Jim Bernhard: The Exelon is and the China job is also.

(Hasan Doza): When do you expect to add that into your backlog? Is that a function of, in terms of timing, what should we be thinking about?

Jim Bernhard:	Let me finish that answer one more time. The Exelon is
included in the backlog and the China contract is
included in the backlog. At the lowest low number, it
should be between 700 and a billion and we have
included it at 700.

(Hasan Doza):	Okay.

Operator:	Thank you. Our next question coming from the line is a follow-up question coming from the line of (Barry Barrister) from Stifel, Nicholas. Please proceed with your question.

(Robert Connors): Regarding the possible nuclear reactors you referred to about two to eight nuclear plants in the next 12 months, can you talk about I guess the scope of the possibility on these reactors versus the ones that were awarded to you guys in China?

Jim Bernhard: Our scope per reactor in terms of dollars should be approximately $1 billion, a reactor, which is four times higher than, four to five times higher than our scope to China.

(Robert Connors): Yeah, that’s good to hear. And then on, sort of on that note, if I look here at, you know, the early 2000, say 2002, you guys were running a gross margin of a little over 10% and in the current environment, bookings are placing better, you know, the scope on the U.S. reactors is getting better and pricing is getting better. Is there any reason by ’08 or, say, ’09, that, you know, we couldn’t see plus 10% gross margins?

Bob Belk:	I think – this is Bob. I think that that can be
very difficult to achieve. I never want to
eliminate optimistic expectations, but I need to
temper them. For one thing, the mix of work that
we do now, there’s a certain element. For
instance, our maintenance business that is always
going to be low margin work, just by the nature of
the beast.

We also have more government work, including our mix which has tended to come down somewhat in margin over the last few years. That market has gotten more competitive and so forth.

I think that certainly in the power and, you know,
fossil power and nuclear power fabrication
business, as Jim said, I think we expect the
margins to continue upward. They have already
begun, gone upward and I think they’ll continue
that for the next couple of years.

I think in those segments we’ll see pretty robust margins. But overall, I’m not sure if we can get to that 10% level.

(Robert Connors):Okay. Thank you.

Chris Sammons:	Thank you. Next question, operator.

Operator:	Thank you. Our final question is from the line of (Bob Fetch) from Lord Abbett. Please proceed with your question.

(Bob Fetch): Hi. Good morning, gentlemen. In regards to your recent announcement on new hires of 5000 engineers within 12 months, how many will you actually need to have signed up in order to support the project backlog and the expected growth in backlog?

Jim Bernhard:	Five thousand engineers was not only engineers but it
includes craft personnel as well. So I think that that
was, you know (of craft personnel vary from time to
time). I think right now, through the current backlog,
I think the outlook looks for about — professional
personnel about a 12% increase.

(Bob Fetch):	So over the next 12 months?

Jim Bernhard:	Yes. You have to realize, like, you know, our whole
engineering team (has done the Cleco work. Our Cleco
work is proceeding in the field, you’re going to lose
all to the Entergy job or the Dominion job.

So now we’re starting to roll teams from project to
project. You’re going to have (revenue recognition) on
front end of projects as well as ones going in the
field. So it’s kind of a compounding effect.

So I think it’s about 12%, but don’t hold me to that. It’s a number that we think (we can achieve).

(Bob Fetch): And regards to the project that you announced this morning. Is the project manager, has he been retained?

Jim Bernhard:	Pardon?

(Bob Fetch):	Has the project manager on the project been retained?

Chris Sammons:	On the Dominion job, the project manager is an employee. The person we have planned for that job is already an employee.

Jim Bernhard:	Is that the question?

(Bob Beck): Yeah, on the loss that you reported this morning, on that project, he is an employee?

Bob Belk:	No. That project team was changed out. Yes. That’s been changed out.

(Bob Fetch):	Okay. And –

Jim Bernhard:	I thought you were saying the Dominion project, do we have a project manager for it? Yeah, we have.

(Bob Fetch):	No. Okay. And then on the redesign, who took responsibility for that?

Jim Bernhard:	Our process engineers.

(Bob Fetch):	Okay. Okay, at the project level?

Jim Bernhard:	yes

(Bob Fetch): Okay. In regards to the nuclear business, what’s the current revenue run rate for maintenance or any decommissioning or relicensing that’s occurring with your customers?

Jim Bernhard:	Oh, our maintenance in nuclear, I think it’s around $1 billion a year.

(Bob Fetch):	And what sort of margins are there on that business?

Jim Bernhard:	It varies from engineering to maintenance. They’re two separate categories. I think the margins we have, I’d have to refer to (unintelligible) portion.

Bob Belk:	Well, just on the pure maintenance projects, you know, the maintenance at the nuclear power plants, those, as I mentioned before, are relatively low and you could, you know, look a little bit further in our Q, the bulk of our maintenance revenues are from nuclear projects and I’m not sure exactly, but I think that the profit is 4 percentish or something like that in that segment. It varies somewhat from quarter to quarter and year to year.

(Bob Fetch): Okay. And let me just reiterate, you had indicated that you expected anywhere from two to eight nuclear plants in the U.S. orders too?

Jim Bernhard:	Nuclear units in the United States.

(Bob Fetch):	Nuclear units.

Chris Sammons:	Nuclear reactors. Sometimes they put the reactors at one location.

(Bob Fetch):	Okay, and all – we’re talking – and they would all be on existing sites?

Bob Belk:	Not necessarily.

(Bob Beck):	Not necessarily. So there might be a Greenfield.

Jim Bernhard:	Right. Could be.

(Bob Fetch):	Could be. Okay. Thank you.

Chris Sammons:	Okay. Thank you very much, Bob, and thank you all for being on the call today with us. We appreciate that and if you have any additional questions, please feel free to give me a call. I think you all have my contact information and we’ll talk to you guys next time. Thank you very much. Goodbye.

Operators:	Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and now if you’d please disconnect your lines. Have a great day.

END